Exhibit 2.1

FIRST AMENDMENT

TO

PURCHASE AND SALE AGREEMENT

AMONG

ANALOG DEVICES, INC.

and

ANALOG DEVICES B.V.

(the “Sellers”)

and

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC,

ON SEMICONDUCTOR TRADING, LTD.

and

ON SEMICONDUCTOR IRELAND RESEARCH AND DESIGN LIMITED

(the “Buyers”)

May 21, 2008

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT dated as of May 21, 2008 (the “Amendment”), to the PURCHASE AND SALE AGREEMENT (the “Agreement”) dated as of November 8, 2007 among Analog Devices, Inc., a Massachusetts corporation (the “Parent”), Analog Devices B.V., an entity organized under the laws of The Netherlands (“ADBV” and together with Parent, each individually referred to herein as a “Seller” and collectively referred to herein as the “Sellers”), Semiconductor Components Industries, LLC, a Delaware limited liability company (“SCI”), ON Semiconductor Trading, Ltd., an entity organized under the laws of Bermuda and a wholly-owned subsidiary of SCI (“ON Bermuda”), and ON Semiconductor Ireland Research and Design Limited, an Ireland corporation and wholly-owned subsidiary of SCI (“Irish Newco” and together with SCI and ON Bermuda, each, a “Buyer” and collectively, the “Buyers”). The Sellers and the Buyers are referred to collectively herein as the “Parties.”

INTRODUCTION

1. The Sellers and the Buyers are parties to the Agreement and wish to amend the Agreement in accordance with the terms of this Amendment.

2. Pursuant to Section 12.7 of the Agreement, the Parties may mutually amend the Agreement in writing signed by all of the Parties.

3. The actions required by Section 12.7 of the Agreement to enter into this Amendment have been taken by each party to this Amendment.

4. Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DELIVERABLES

1.1 Deliverables Upon Execution of the Amendment. Concurrent with the execution of this Amendment:

(a) the Sellers and Buyers shall execute and deliver an Amended and Restated Assumption Agreement in substantially the form attached hereto as Exhibit A;

(b) the Sellers and the Buyers shall execute and deliver an Amended and Restated Escrow Agreement in substantially the form attached hereto as Exhibit B;

(c) the Sellers and SCI shall execute and deliver the First Amendment to the ADICE License Agreement in substantially the form attached hereto as Exhibit C; and

(d) SCI shall execute and deliver (or cause to be executed and delivered) such other instruments as any Seller may reasonably request in order to effect the assumption by the relevant Buyer of the Assumed Liabilities.

The documents in paragraphs (a)-(d) of this Section 1.1 are referred to collectively as the “Ancillary Amendments.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

2.1 Representations and Warranties of the Sellers. Parent represents and warrants to the Buyers as follows:

(a) Organization and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization. Each Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(b) Authority. Each Seller has all requisite corporate power and authority to execute and deliver this Amendment and the Ancillary Amendments to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Amendment and such Ancillary Amendments and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Seller. This Amendment and the Ancillary Amendments have been validly executed and delivered by each Seller and, assuming this Agreement and each such Ancillary Amendment constitute the valid and binding obligation of the Buyers, constitute a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.2 Representations and Warranties of the Buyers. SCI represents and warrants to each Seller as follows:

(a) Organization. Each Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each Buyer has all requisite limited liability company or corporate power, as the case may be, and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(b) Authority. Each Buyer has all requisite limited liability company or corporate power, as the case may be, and authority to execute and deliver this Amendment and the Ancillary Amendments to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Buyer of this Amendment and such Ancillary

Amendments to which it is a party and the consummation by each Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or corporate action, as the case may be on the part of each Buyer. This Amendment and the Ancillary Amendments have been validly executed and delivered by each such Buyer and, assuming this Amendment and each such Ancillary Amendment constitute the valid and binding obligation of the Sellers, this Amendment and such Ancillary Amendments to which a Buyer is a party constitute a valid and binding obligation of each such Buyer, in each case, enforceable against each such Buyer, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

ARTICLE III

AMENDMENTS

3.1 Escrow Fund. The first sentence of Section 1.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“At the Closing, the Buyers shall deposit a portion of the Purchase Price equal to $1.0 million (the “Escrow Fund”) into an escrow account pursuant to an Escrow Agreement referred to in Section 1.3(b) below which shall be available to satisfy claims for Damages pursuant to Section 6.1(e) in respect of the matters described in Schedule 1.2(c)(ii) hereof.”

3.2 Indemnification.

(a) Section 6.1(d) of the Agreement is hereby deleted in its entirety and replaced with the following: “intentionally omitted; or”.

(b) Section 6.7(d) of the Agreement is hereby deleted in its entirety and replaced with the following: “intentionally omitted; and”.

3.3 Covenant Not to Compete.

(a) Section 10.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“During the Restricted Period, the Sellers shall not and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of SCI, engage in a Competitive Business Activity anywhere in the Restricted Territory. Notwithstanding the foregoing, the restrictions in this Section 10.2 shall not apply to any third party acquirer of any Seller or to any Affiliates of such third party acquirer; provided that, neither of the Sellers may grant any license or sublicense to any Licensed Intellectual Property, Licensed Technology, Transferred Intellectual Property or Transferred Technology to any such third party acquirer or any of its Affiliates in the Restricted Field during the Restricted Period.”

(b) Section 10.2(b)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“ “Competitive Business Activity” shall mean engaging in, whether directly or as owner, partner, shareholder (other than in respect of an ownership interest of less than 5% of the voting stock of any publicly traded company), lender, investor, consultant, agent, co-venturer or otherwise, or managing or directing Persons engaged in, activities constituting or involving the Restricted Field, including, without limitation, the designing, developing, manufacturing, marketing, selling, licensing, supporting, and maintaining of products intended by the Sellers or their Affiliates, or specifically designed or marketed by the Sellers or their Affiliates, for use in the Restricted Field; provided that none of the foregoing shall limit the Sellers’ or their Affiliates’ ability to engage in business with any such Persons for activities outside the Restricted Field during the Restricted Period, so long as the Sellers do not use the Transferred Intellectual Property Rights, the Transferred Technology, the Licensed Intellectual Property Rights or the Licensed Technology in activities constituting or involving the Restricted Field.”

3.4 Use of Retained Marks in Transferred Technology. The first sentence of Section 10.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Immediately after the Closing Date, the Sellers shall remove from their web sites (and the web sites of any Affiliates) all text, images and other content contained in such web sites relating to the Products or Acquired Assets or otherwise relating exclusively to the Business, and shall insert on such web sites an appropriate notice prepared with SCI directing visitors to such web sites expressing an interest in the Products to SCI’s web site (the “Direction Notices”); provided, however, that the Sellers shall be under no obligation to maintain the Direction Notices on their web sites on or after December 31, 2008.”

3.5 Schedules and Disclosure Schedule to the Agreement.

[INTENTIONALLY OMITTED]

ARTICLE IV

MISCELLANEOUS

4.1 Full Force and Effect. Except as expressly modified by this Amendment, the Agreement is unmodified and this Amendment shall not impair the full force and effect of the Agreement.

4.2 Governing Law. This Amendment and any disputes hereunder shall be governed by and construed in accordance with the internal laws of New York without giving effect to any choice or conflict of law provision or rule (whether of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of New York.

4.3 Counterparts and Facsimile Signature. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile or .pdf signature.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SELLERS:	ANALOG DEVICES, INC.

	By:	/s/ WILLIAM A. MARTIN
	Name:	William A. Martin
	Title:	Treasurer and Director of M&A

ANALOG DEVICES B.V.

	By:	/s/ MARGARET SEIF
	Name:	Margaret Seif
	Title:	Managing Director

BUYERS:
SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

	By:	/s/ DONALD A. COLVIN
	Name:	Donald A. Colvin
	Title:	Executive Vice President and Chief Financial Officer

ON SEMICONDUCTOR TRADING, LTD.

	By:	/s/ ANNE-MARIE HEBERT
	Name:	Anne Marie Hebert
	Title:	General Manager, Vice President

ON SEMICONDUCTOR IRELAND RESEARCH AND DESIGN LIMITED

	By:	/s/ DONALD A. COLVIN
	Name:	Donald A. Colvin
	Title:	Director

[First Amendment to Purchase and Sale Agreement Signature Page]